EXHIBIT 99
News Release

Contact:	Dan McClain (Media) (310) 201-3335

Gaston Kent (Investors) (310) 201-3423
Northrop Grumman Reports Third Quarter 2008 Results
•	Earnings Per Share from Continuing Operations Increase 6 Percent to $1.50

•	Guidance for 2008 Earnings from Continuing Operations Raised to $5.10 to $5.20 Per Share

•	Sales Increase 6 Percent to $8.4 Billion

•	Cash from Operations Increases to $1.4 Billion; Free Cash Flow Increases to $1.2 Billion

•	New Business Awards Total $11.5 Billion; Record $70.1 Billion Backlog

•	Stock Repurchases Total 10.8 Million Shares in Q3 2008; 21.2 Million Shares Year-to-Date
     LOS ANGELES — Oct. 22, 2008 — Northrop Grumman Corporation (NYSE: NOC) reported that third quarter 2008 earnings from continuing operations increased to $509 million, or $1.50 per diluted share, compared with $489 million, or $1.41 per diluted share, in the third quarter of 2007. Third quarter 2007 earnings from continuing operations included an after-tax gain of $21 million, or $0.06 per share, for the reorganization of AMSEC LLC. Sales for the 2008 third quarter increased 6 percent to $8.4 billion from $7.9 billion in the 2007 third quarter. Cash provided by operations for the 2008 third quarter increased 35 percent to $1.4 billion compared with $1 billion in the prior year period.
Operating Highlights

	Third Quarter			Nine Months
($ millions except per share data)	2008	2007	Change	2008	2007	Change

Sales	$8,381	$7,871	6%	$24,733	$23,063	7%
Operating income	771	806	(4%)	2,041	2,259	(10%)
as a % of sales	9.2%	10.2%	(100 bps)	8.3%	9.8%	(150 bps)
Earnings from continuing operations	$509	$489	4%	$1,255	$1,355	(7%)
Diluted EPS from continuing operations	1.50	1.41	6%	3.65	3.86	(5%)
Net earnings	512	489	5%	1,271	1,336	(5%)
Diluted EPS	1.51	1.41	7%	3.69	3.81	(3%)
Cash from operations	1,373	1,015	35%	2,174	2,156	1%
Free cash flow[1]	1,183	873	36%	1,630	1,636	(0%)
1 Free cash flow is a non-GAAP measure defined as cash from operations less capital expenditures and outsourcing contract & related software costs. Management uses free cash flow as an internal measure of financial performance.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Third Quarter 2008 Results	2

     “This was a strong quarter for Northrop Grumman,” said Ronald D. Sugar, Northrop Grumman chairman and chief executive officer. “We posted higher sales and earnings, and based on the strength of the quarter we are raising our guidance. New business awards were outstanding and drove our total backlog to a record of more than $70 billion. As expected, cash generation increased dramatically. Our strong cash flow, ample liquidity, and record backlog are a solid foundation for the future and reflect the hard work and dedication of our 120,000 employees.”
     Segment operating income for the 2008 third quarter totaled $768 million compared with $816 million in the prior year period. The decline is primarily due to lower operating income in Shipbuilding and Information Technology than in the prior year period. Third quarter 2007 Shipbuilding operating income included $45 million for favorable contract adjustments and $22 million for a pre-tax gain on the AMSEC reorganization. Third quarter 2008 segment operating income was impacted by a $57 million negative contract adjustment for Information Technology’s New York City wireless program, which was partially offset by patent infringement settlements of $40 million in Electronics.
     Operating income for the 2008 third quarter totaled $771 million compared with $806 million in the prior year period. The decrease is due to the decline in segment operating income and higher reversal of royalty income, which more than offset improvements in corporate unallocated expenses and net pension expense.
     Interest expense improved by $10 million compared with the prior year period. Other income increased by $38 million due to higher royalty income than in the prior year period.
     Federal and foreign income taxes for the 2008 third quarter totaled $233 million compared with $240 million in the third quarter of 2007. During the 2008 third quarter the company recognized tax benefits totaling $21 million, primarily attributable to settlement of audits of TRW tax returns for the years 1999 through 2002. The effective tax rate applied to income from continuing operations for the 2008 third quarter was 31.4 percent compared with 32.9 percent in the 2007 third quarter.
     Net earnings for the 2008 third quarter increased 5 percent to $512 million, or $1.51 per diluted share, from $489 million, or $1.41 per diluted share, for the same period of 2007. Earnings per share are based on weighted average diluted shares outstanding of 340.1 million for the third quarter of 2008 and 352.6 million for the third quarter of 2007. The weighted average share count reflects the net effect of share repurchases and the redemption or conversion of 6.4 million mandatorily redeemable convertible preferred shares into common shares on or before April 4, 2008. Weighted average shares outstanding for the 2007 third quarter include the dilutive effect of 6.4 million shares of the company’s mandatorily redeemable convertible preferred stock.
     New business awards totaled $11.5 billion, resulting in a record total backlog of $70.1 billion for the company as of Sept. 30, 2008. Total backlog includes funded backlog and firm orders for which funding is not currently contractually obligated by the customer.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Third Quarter 2008 Results	3

Cash Flow Highlights

	Third Quarter			Nine Months
($ millions)	2008	2007	Change	2008	2007	Change

Cash from operations	$1,373	$1,015	$358	$2,174	$2,156	$18
Less:
Capital expenditures	167	133	(34)	444	431	(13)
Outsourcing contract & related software costs	23	9	(14)	100	89	(11)

Free cash flow[1]	$1,183	$873	$310	$1,630	$1,636	$(6)
1Free cash flow is a non-GAAP measure defined as cash from operations less capital expenditures and outsourcing contract & related software costs. Management uses free cash flow as an internal measure of financial performance.
     Cash provided by operations in the 2008 third quarter increased to $1.4 billion from $1 billion in the prior year period, and free cash flow increased to $1.2 billion. The increase reflects substantially improved working capital and lower cash taxes.
Cash Measurements, Debt and Capital Deployment

($ millions)	9/30/2008	12/31/2007

Cash & cash equivalents	$1,016	$963
Total debt	3,944	4,055
Net debt[1]	2,928	3,092
Mandatorily redeemable convertible preferred stock	—	350
Net debt to total capital ratio[2]	14%	14%
1Total debt less cash and cash equivalents.
2Net debt divided by the sum of shareholders’ equity and total debt.
     Cash and cash equivalents totaled $1 billion at Sept. 30, 2008 compared with $963 million at Dec. 31, 2007, and total debt was $3.9 billion at Sept. 30, 2008. Changes in cash and cash equivalents and total debt include the following cash deployment, investing and financing actions during the first nine months of 2008:
•	$1.5 billion for share repurchases

•	$444 million for capital expenditures and $100 million for outsourcing contract and related software costs

•	$395 million for dividends

•	$110 million principal payments of long-term debt

•	$95 million proceeds from exercises of stock options and issuance of common stock

•	$175 million proceeds from the sale of the company’s Electro-Optical Systems business

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Third Quarter 2008 Results	4

2008 Guidance Raised

	Prior	Current

Sales	~$33B	~$33.4B

Segment operating income[1] as % of sales	mid to high 8%	mid 8%

Operating income as % of sales	high 8%	mid 8%

Diluted EPS from continuing operations	$4.90 - 5.15	$5.10 - $5.20

Cash from operations[2]	$2.6 - 2.9B	$2.6 - 2.9B

Free cash flow [2,3]	$1.7 - 2.1B	$1.8 - 2.1B
1Segment operating income is a non-GAAP measure used as an internal measure of financial performance for the four businesses.
2After required pension contributions of $120 million forecast for 2008 and before any additional discretionary pension pre-funding contributions in 2008.
3Free cash flow is a non-GAAP measure defined as cash from operations less capital expenditures and outsourcing contract & related software costs. Management uses free cash flow as an internal measure of financial performance.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Third Quarter 2008 Results	5

Business Results
CONSOLIDATED SALES & SEGMENT OPERATING INCOME1

($ millions)	Third Quarter			Nine Months
	2008	2007	Change	2008	2007	Change

Sales
Information & Services	$3,109	$2,929	6%	$9,172	$8,628	6%
Aerospace	2,424	2,256	7%	7,262	6,819	6%
Electronics	1,814	1,577	15%	5,044	4,733	7%
Shipbuilding	1,451	1,469	(1%)	4,403	3,984	11%
Intersegment eliminations	(417)	(360)		(1,148)	(1,101)

Sales	8,381	7,871	6%	24,733	23,063	7%

Segment operating income[1]
Information & Services	196	225	(13%)	690	706	(2%)
Aerospace	234	224	4%	722	696	4%
Electronics	264	211	25%	675	592	14%
Shipbuilding	118	183	(36%)	26	396	(93%)
Intersegment eliminations	(44)	(27)		(103)	(84)

Segment operating income[1]	768	816	(6%)	2,010	2,306	(13%)
as a % of sales	9.2%	10.4%	(120 bps)	8.1%	10.0%	(190 bps)

Reconciliation to operating Income:
Unallocated expenses	(20)	(34)		(95)	(130)
Net pension adjustment[2]	64	31		192	92
Royalty income adjustment	(41)	(7)		(66)	(9)

Total operating income	$771	$806	(4%)	$2,041	$2,259	(10%)
as a % of sales	9.2%	10.2%	(100 bps)	8.3%	9.8%	(150 bps)
1Segment operating income is a non-GAAP measure used as an internal measure of financial performance for the four businesses.
2Net pension adjustment includes pension expense determined in accordance with GAAP less pension expense allocated to the business segments under U.S. Government Cost Accounting Standards.
     Beginning with 2008 second quarter results, the company transferred certain missile systems programs from Mission Systems to Space Technology. Schedule 6 provides previously reported quarterly financial results and the adjustments for first and second quarter 2008 realignments and the second quarter 2008 sale of Electro-Optical Systems.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Third Quarter 2008 Results	6

Information & Services

	Third Quarter ($ millions)
		2008			2007
		Operating	%		Operating	%
	Sales	Income	of Sales	Sales	Income	of Sales

Mission Systems	$1,417	$128	9.0%	$1,249	$125	10.0%
Information Technology	1,085	37	3.4%	1,107	72	6.5%
Technical Services	607	31	5.1%	573	28	4.9%

	$3,109	$196	6.3%	$2,929	$225	7.7%

     Information & Services third quarter 2008 sales increased 6 percent, primarily due to a 13 percent increase in Mission Systems sales. Operating income declined 13 percent, and as a percent of sales, totaled 6.3 percent compared with 7.7 percent. Higher sales and operating margin in Mission Systems and Technical Services were offset by a negative contract adjustment in Information Technology.
     Mission Systems sales increased 13 percent due to higher volume for intelligence, surveillance & reconnaissance programs and command, control & communications programs. Operating income increased 2 percent and as a percent of sales, totaled 9 percent compared with 10 percent in the prior year period. Higher operating income reflects higher volume than in the prior year period. The change in rate is attributable to fewer positive performance-related contract adjustments in this quarter than in the prior year period.
     Information Technology sales declined 2 percent. Third quarter 2008 sales include higher volume for defense, intelligence and civilian agencies. Higher sales for these programs were offset by lower sales for commercial, state and local programs. Operating income declined 49 percent and as a percent of sales declined to 3.4 percent from 6.5 percent. The declines in sales, operating income and rate are due to a $57 million negative performance adjustment for the New York City Wireless program. The adjustment includes provisions related to a key supplier as well as a revised estimate of cost to complete the program. Third quarter 2007 operating income included negative adjustments for state and local IT outsourcing programs, including $22 million in increased amortization of deferred and other outsourcing costs.
     Technical Services sales rose 6 percent due to higher volume for life cycle optimization and engineering programs. Operating income increased 11 percent, and as a percent of sales, increased to 5.1 percent from 4.9 percent in the prior year period. The improvement in operating income and rate reflects higher volume, a greater percentage of higher margin life cycle optimization and engineering programs than in the prior year, and improved performance for those programs.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Third Quarter 2008 Results	7

Aerospace

	Third Quarter ($ millions)
		2008			2007
		Operating	%		Operating	%
	Sales	Income	of Sales	Sales	Income	of Sales

Integrated Systems	$1,345	$144	10.7%	$1,255	$145	11.6%
Space Technology	1,079	90	8.3%	1,001	79	7.9%

	$2,424	$234	9.7%	$2,256	$224	9.9%

     Aerospace third quarter 2008 sales increased 7 percent from the prior year period and include higher volume for both Integrated Systems and Space Technology. Aerospace third quarter 2008 operating income increased 4 percent, and as a percent of sales, totaled 9.7 percent compared with 9.9 percent in the prior year period.
     Integrated Systems sales increased 7 percent due to higher volume for the UCAS-D, F/A-18, B-2, and restricted programs, partially offset by lower volume for the F-35 program. Operating income was comparable to the prior year period, and as a percent of sales totaled 10.7 percent compared with 11.6 percent in the prior year period. The decline in margin rate reflects initial lower margin on new programs and higher unallowable expenses than in the prior year period.
     Space Technology sales increased 8 percent, primarily due to higher volume for restricted programs, and the Kinetic Energy Interceptor, NPOESS, and James Webb Space Telescope programs. Higher volume for these programs was partially offset by lower volume for the Advanced Extremely High Frequency and Space Radar programs. Operating income increased 14 percent, and as a percent of sales improved to 8.3 percent from 7.9 percent. The improvement in operating income and rate is due to higher volume as well as the achievement of technical performance milestones and risk reduction on several programs.
Electronics

Third Quarter ($ Millions)
	2008			2007
	Operating	% of		Operating	% of
Sales	Income	Sales	Sales	Income	Sales

$1,814	$264	14.6%	$1,577	$211	13.4%

     Electronics third quarter 2008 sales increased 15 percent from the prior year period principally due to higher unit deliveries of land forces products and combat avionics systems, as well as higher sales for surveillance systems and postal automation programs.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Third Quarter 2008 Results	8

     Electronics third quarter 2008 operating income increased 25 percent, and as a percent of sales, increased to 14.6 percent from 13.4 percent. Third quarter 2008 operating income includes $40 million of patent infringement settlements. Operating income for the 2007 third quarter included favorable performance adjustments on several programs.
Shipbuilding

Third Quarter ($ Millions)
	2008			2007
	Operating	% of		Operating	% of
Sales	Income	Sales	Sales	Income	Sales

$1,451	$118	8.1%	$1,469	$183	12.5%

     Shipbuilding third quarter 2008 sales declined 1 percent from the prior year due to lower volume for expeditionary warfare and U.S. Coast Guard programs than in the prior year period, primarily due to Gulf Coast shipyards work stoppages caused by Hurricane Gustav. Lower volume for these programs was partially offset by higher volume for aircraft carriers and surface combatants.
     Shipbuilding third quarter 2008 operating income declined 36 percent from the prior year period, and as a percent of sales, totaled 8.1 percent compared with 12.5 percent in the prior year period. Third quarter 2007 operating income and margin rate included $45 million for positive contract adjustments due to recognition of risk reduction upon completion of several contract actions, as well as a $22 million pre-tax gain resulting from the AMSEC reorganization. Third quarter 2008 operating income and rate also reflect the impact of lower volume and a $16 million negative contract adjustment for cost growth and schedule delays resulting from Hurricane Ike disruption to a major subcontractor on the LPD program.
Third Quarter Highlights
•	Northrop Grumman employees Thomas Howes, Marc Gonsalves and Keith Stansell were safely freed in a bold rescue effort and returned to their families in the U.S. after more than five years as captives of the FARC in Colombia.

•	The U.S. Navy awarded Northrop Grumman a $5.1 billion, 7-year cost plus incentive fee contract award for detail design and construction of the Gerald R. Ford (CVN 78) nuclear-powered aircraft carrier.

•	The U.S. Government Accountability Office denied a losing bidder’s protest of the U.S. Navy’s Broad Area Maritime Surveillance (BAMS) Unmanned Aircraft System award to Northrop Grumman, allowing the Navy and Northrop Grumman to move forward on the program.

•	Northrop Grumman was one of eight companies awarded an indefinite delivery/indefinite quantity Contract Field Teams contract with a potential collective value of up to $10.12 billion over seven years to provide modification, maintenance and repair on U.S. Air

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Third Quarter 2008 Results	9

Force, Army and Navy weapons systems and support equipment at operational installations in the United States and abroad.

•	Northrop Grumman is one of 12 companies that received awards from the U.S. Air Force under the Future Flexible Acquisition and Sustainment Tool (F2AST) program, which has a ceiling value of $6.9 billion over 10 years. The contract was to provide development, modification and depot maintenance of any Air Force system, including support systems, subsystems and components.

•	The U.S. Air Force awarded Northrop Grumman a firm fixed-price contract valued at more than $250 million over four years to provide contractor logistics services to Air Force, Army, Navy and Marine Corps C-20 aircraft.

•	Northrop Grumman received a 56-month contract from Lockheed Martin Corporation worth up to $240 million, if all options are exercised, to provide critical technologies for the Airborne and Maritime/Fixed Station Joint Tactical Radio System.

•	The U.S. Navy ordered from Northrop Grumman a fourth lot of Improved Capability (ICAP) III airborne electronic attack systems for its fleet of EA-6B Prowlers under a firm, fixed-price, 31-month contract potentially valued at more than $125 million.

•	The U.S. Air Force awarded a $120 million contract order to Northrop Grumman for delivery of LITENING Gen 4 targeting and sensor systems and related equipment to support the Air National Guard, Air Force Reserve Command and the U.S. Marine Corps.

•	The U.S. Coast Guard commissioned the Northrop Grumman-built National Security Cutter USCGC Bertholf on August 4, the U.S. Coast Guard’s birthday. The Bertholf is the most capable and technologically-advanced maritime asset in the service’s 218-year existence.

•	The Northrop Grumman-built amphibious transport dock ship USS Green Bay (LPD 20) was delivered to the U.S. Navy on Aug. 29, 2008.

•	Northrop Grumman completed — on budget and on schedule — the center fuselage for the first U.S. Navy F-35 Lightning II aircraft.

•	The Northrop Grumman-led team on the U.S. Missile Defense Agency’s Kinetic Energy Interceptor successfully completed the third of five planned static fire tests of the second stage motor.

•	The Northrop Grumman-built high-energy laser installed on the U.S. Missile Defense Agency’s Airborne Laser (ABL) aircraft fired successfully in a ground test at Edwards Air Force Base, Calif. The ABL’s megawatt-class laser is the most powerful directed energy weapon ever developed for airborne use.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Third Quarter 2008 Results	10

•	Northrop Grumman and the Virginia Information Technologies Agency were rated first in the nation for Enterprise Information Technology Management Initiatives by the National Association of Chief Information Officers.
About Northrop Grumman
     Northrop Grumman Corporation is a global defense and technology company whose 120,000 employees provide innovative systems, products, and solutions in information and services, electronics, aerospace and shipbuilding to government and commercial customers worldwide.
     Northrop Grumman will webcast its earnings conference call at 12:30 p.m. EDT on Oct. 22, 2008. A live audio broadcast of the conference call along with a supplemental presentation will be available on the investor relations page of the company’s Web site at http://www.northropgrumman.com.
Note: Certain statements and assumptions in this release contain or are based on “forward-looking” information that Northrop Grumman Corporation (the “Company”) believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, and include, among others, statements in the future tense, and all statements accompanied by terms such as “project,” “expect,” “estimate,” “assume,” “believe,” “plan,” “forecast,” “intend,” “anticipate,” “guidance,” “outlook,” “trends,” “target” or variations thereof. This information reflects the Company’s best estimates when made, but the Company expressly disclaims any duty to update this information if new data become available or estimates change after the date of this release.
Such “forward-looking” information includes, among other things, financial guidance regarding sales, segment operating income, pension expense, employer contributions under pension plans and medical and life benefits plans, cash flow, and earnings per share, and is subject to numerous assumptions and uncertainties, many of which are outside the Company’s control. These include the Company’s assumptions with respect to future revenues; expected program performance and cash flows; returns on pension plan assets and variability of pension actuarial and related assumptions and regulatory requirements; the outcome of litigation, claims, appeals, bid protests, and investigations; hurricane-related insurance recoveries; environmental remediation; acquisitions and divestitures of businesses; joint ventures and other business arrangements; access to capital; performance issues with key suppliers and subcontractors; product performance and the successful execution of internal plans; successful negotiation of contracts with labor unions; allowability and allocability of costs under U.S. Government contracts; effective tax rates and timing and amounts of tax payments; the results of any audit or appeal process with the Internal Revenue Service; the availability and retention of skilled labor; and anticipated costs of capital investments, among other things.
The Company’s operations are subject to various additional risks and uncertainties resulting from its position as a supplier, either directly or as subcontractor or team member, to the U.S. government and its agencies as well as to foreign governments and agencies; actual outcomes are dependent upon various factors, including, without limitation, the Company’s successful performance of internal plans; government customers’ budgetary constraints; customer changes in short-range and long-range plans; domestic and international competition in both the defense and commercial areas; technical, operational or quality setbacks that could adversely affect the profitability or cash flow of the company; product performance; continued development and acceptance of new products and, in connection with any fixed-price development programs, controlling cost growth in meeting production specifications and delivery rates; performance issues with key suppliers and subcontractors; government import and export policies; acquisition or termination of government contracts; the outcome of political and legal processes and of the assertion or prosecution of potential substantial claims by or on behalf of a U.S.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Third Quarter 2008 Results	11

government customer; natural disasters, including amounts and timing of recoveries under insurance contracts, availability of materials and supplies, continuation of the supply chain, contractual performance relief and the application of cost sharing terms, allowability and allocability of costs under U.S. Government contracts, impacts of timing of cash receipts and the availability of other mitigating elements; terrorist acts; legal, financial and governmental risks related to international transactions and global needs for military aircraft, military and civilian electronic systems and support, information technology, naval vessels, space systems, technical services and related technologies, as well as other economic, political and technological risks and uncertainties and other risk factors set out in the Company’s filings from time to time with the Securities and Exchange Commission, including, without limitation, Company reports on Form 10-K as updated by Form 8-K filed on July 29, 2008 and Form 10-Q.
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1008-578

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

SCHEDULE 1
NORTHROP GRUMMAN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended		Nine months ended
	September 30		September 30
$ in millions, except per share	2008	2007	2008	2007

Sales and Service Revenues
Product sales	$4,808	$4,264	$14,051	$12,910
Service revenues	3,573	3,607	10,682	10,153

Total sales and service revenues	8,381	7,871	24,733	23,063

Cost of Sales and Service Revenues
Cost of product sales	3,682	3,198	11,204	9,894
Cost of service revenues	3,143	3,084	9,168	8,612
General and administrative expenses	785	783	2,320	2,298

Operating income	771	806	2,041	2,259
Interest expense	(74)	(84)	(223)	(256)
Other, net	45	7	72	(3)

Earnings from continuing operations before income taxes	742	729	1,890	2,000
Federal and foreign income taxes	233	240	635	645

Earnings from continuing operations	509	489	1,255	1,355
Income (Loss) from discontinued operations, net of tax	3		16	(19)

Net earnings	$512	$489	$1,271	$1,336

Basic Earnings (Loss) Per Share
Continuing operations	$1.52	$1.44	$3.72	$3.95
Discontinued operations	.01		.05	(.05)

Basic earnings per share	$1.53	$1.44	$3.77	$3.90

Weighted-average common shares outstanding, in millions	334.2	340.2	337.1	342.9

Diluted Earnings (Loss) Per Share
Continuing operations	$1.50	$1.41	$3.65	$3.86
Discontinued operations	.01		.04	(.05)

Diluted earnings per share	$1.51	$1.41	$3.69	$3.81

Weighted-average diluted shares outstanding, in millions	340.1	352.6	344.5	355.4

SCHEDULE 2
NORTHROP GRUMMAN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(unaudited)

	September 30,	December 31,
$ in millions	2008	2007

Assets:
Cash and cash equivalents	$1,016	$963
Accounts receivable, net of progress payments	3,957	3,790
Inventoried costs, net of progress payments	1,147	1,000
Deferred income taxes	481	542
Prepaid expenses and other current assets	408	502

Total current assets	7,009	6,797
Property, plant, and equipment, net of accumulated depreciation of $3,719 in 2008 and $3,424 in 2007	4,675	4,690
Goodwill	17,475	17,672
Other purchased intangibles, net of accumulated amortization of $1,767 in 2008 and $1,687 in 2007	964	1,074
Pension and post-retirement benefits asset	2,148	2,080
Other assets	983	1,060

Total assets	$33,254	$33,373

Liabilities:
Notes payable to banks	$28	$26
Current portion of long-term debt	73	111
Trade accounts payable	1,820	1,890
Accrued employees’ compensation	1,370	1,175
Advance payments and billings in excess of costs incurred	1,889	1,563
Other current liabilities	1,632	1,667

Total current liabilities	6,812	6,432
Long-term debt, net of current portion	3,843	3,918
Mandatorily redeemable convertible preferred stock		350
Pension and post-retirement benefits liability	3,102	3,008
Other long-term liabilities	1,934	1,978

Total liabilities	15,691	15,686

Shareholders’ Equity:
Common stock, $1 par value; 800,000,000 shares authorized; issued and outstanding: 2008 — 327,071,763; 2007 — 337,834,561	327	338
Paid-in capital	9,668	10,661
Retained earnings	8,253	7,387
Accumulated other comprehensive loss	(685)	(699)

Total shareholders’ equity	17,563	17,687

Total liabilities and shareholders’ equity	$33,254	$33,373

SCHEDULE 3
NORTHROP GRUMMAN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Nine months ended
	September 30
$ in millions	2008	2007

Operating Activities
Sources of Cash — Continuing Operations
Cash received from customers
Progress payments	$5,465	$5,260
Collections on billings	19,828	18,015
Proceeds from insurance carriers related to operations	5	125
Other cash receipts	82	21

Total sources of cash-continuing operations	25,380	23,421

Uses of Cash — Continuing Operations
Cash paid to suppliers and employees	(22,334)	(20,215)
Interest paid, net of interest received	(251)	(285)
Income taxes paid, net of refunds received	(569)	(637)
Excess tax benefits from stock-based compensation	(47)	(73)
Other cash payments	(8)	(22)

Total uses of cash-continuing operations	(23,209)	(21,232)

Cash provided by continuing operations	2,171	2,189
Cash provided by (used in) discontinued operations	3	(33)

Net cash provided by operating activities	2,174	2,156

Investing Activities
Proceeds from sale of business, net of cash divested	175
Payment for businesses purchased, net of cash acquired		(685)
Proceeds from sale of property, plant, and equipment	10	16
Additions to property, plant, and equipment	(444)	(431)
Payments for outsourcing contract and related software costs	(100)	(89)
Proceeds from insurance carriers related to capital expenditures		3
Decrease in restricted cash	59	45
Other investing activities, net	1	(5)

Net cash used in investing activities	(299)	(1,146)

Financing Activities
Net borrowings (payments) under lines of credit	3	(63)
Principal payments of long-term debt	(110)	(96)
Proceeds from exercises of stock options and issuance of common stock	95	246
Dividends paid	(395)	(378)
Excess tax benefits from stock-based compensation	47	73
Common stock repurchases	(1,462)	(1,094)

Net cash used in financing activities	(1,822)	(1,312)

Increase (decrease) in cash and cash equivalents	53	(302)
Cash and cash equivalents, beginning of period	963	1,015

Cash and cash equivalents, end of period	$1,016	$713

SCHEDULE 4
NORTHROP GRUMMAN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Nine months ended
	September 30
$ in millions	2008	2007

Reconciliation of Net Earnings to Net Cash Provided by Operating Activities
Net Earnings	$1,271	$1,336
Adjustments to reconcile to net cash provided by operating activities
Depreciation	416	416
Amortization of assets	148	106
Stock-based compensation	126	135
Excess tax benefits from stock-based compensation	(47)	(73)
Loss on disposals of property, plant, and equipment	4	14
Amortization of long-term debt premium	(7)	(8)
Pre-tax gain on investments		(22)
Pre-tax gain on sale of business	(58)
Increase in
Accounts receivable	(4,845)	(4,493)
Inventoried costs	(531)	(90)
Prepaid expenses and other current assets	(43)	(17)
Increase (decrease) in
Progress payments	5,062	4,694
Accounts payable and accruals	313	(29)
Deferred income taxes	122	25
Income taxes payable	130	59
Retiree benefits	35	96
Other non-cash transactions, net	75	40

Cash provided by continuing operations	2,171	2,189
Cash provided by (used in) discontinued operations	3	(33)

Net cash provided by operating activities	$2,174	$2,156

Non-Cash Investing and Financing Activities
Sale of business
Cash received for business sold	$175
Pre-tax gain on sale of business	(58)
Net book value of assets sold, including goodwill	(135)

Liabilities assumed by purchaser	$(18)

Investment in unconsolidated affiliate		$30

Purchase of businesses
Fair value of assets acquired, including goodwill		$892
Cash paid for businesses purchased		(685)
Non-cash consideration given for businesses purchased		(60)

Liabilities assumed		$147

Mandatorily redeemable convertible preferred stock converted or redeemed into common stock	$350

Capital leases		$21

SCHEDULE 5
NORTHROP GRUMMAN CORPORATION
TOTAL BACKLOG AND CONTRACT AWARDS
($ in millions)
(unaudited)

	TOTAL BACKLOG
	September 30, 2008			December 31, 2007(3)
			TOTAL			TOTAL
	FUNDED(1)	UNFUNDED(2)	BACKLOG	FUNDED	UNFUNDED(2)	BACKLOG

Information & Services
Mission Systems	$2,562	$3,128	$5,690	$2,365	$3,288	$5,653
Information Technology	2,399	1,967	4,366	2,581	2,268	4,849
Technical Services	1,452	2,690	4,142	1,471	3,193	4,664

Total Information & Services	6,413	7,785	14,198	6,417	8,749	15,166

Aerospace
Integrated Systems	5,221	7,417	12,638	4,204	4,525	8,729
Space Technology	1,608	13,112	14,720	2,295	13,963	16,258

Total Aerospace	6,829	20,529	27,358	6,499	18,488	24,987

Electronics	8,687	2,453	11,140	7,887	2,047	9,934
Shipbuilding	12,374	5,031	17,405	10,348	3,230	13,578

Total	$34,303	$35,798	$70,101	$31,151	$32,514	$63,665

(1)	Funded backlog represents unfilled orders for which funding has been contractually obligated by the customer.

(2)	Unfunded backlog represents firm orders for which funding is not currently contractually obligated by the customer.

Unfunded backlog excludes unexercised contract options and unfunded Indefinite Delivery Indefinite Quantity contract awards.

(3)	Certain prior period amounts have been reclassified to conform to the 2008 presentation.

CONTRACT AWARDS
The value of new contract awards during the nine months ended September 30, 2008, is approximately $31.1 billion. Significant new awards during this period include $5.1 billion for CVN 78 Gerald R. Ford aircraft carrier, $1.5 billion for the aerial refueling tanker replacement program (see below), $1.4 billion for the DDG 1000 Zumwalt-class destroyer, $1.2 billion for the Broad Area Maritime Surveillance (BAMS) Unmanned Aircraft System program (see below), $389 million for the Vehicular Intercommunications Systems IDIQ, $356 million for the Intercontinental Ballistic Missile (ICBM) program, and $267 million for the F-35.
On February 29, 2008, the company won a $1.5 billion contract awarded by the U.S. Air Force as an initial step to replace its aerial refueling tanker fleet. The losing bidder for the contract protested the award decision by the U.S. Air Force. A review of the award process was conducted by the Government Accountability Office (GAO), which issued its report on June 18, 2008 upholding the other bidder’s protest. On September 10, 2008, the Secretary of Defense announced that the competition was cancelled pending the determination for a new competitive proposal and evaluation process. The company continues to carry the award in its backlog as of September 30, 2008.
On April 22, 2008, the company was awarded a contract by the U.S. Navy for the BAMS Unmanned Aircraft System. One of the other bidders for the contract subsequently protested the decision by the U.S. Navy to award the contract to the company. The GAO denied the protest on August 12, 2008, the company re-started work on the contract.
The value of new contract awards during the nine months ended September 30, 2007, is approximately $26.2 billion. Significant new awards during this period include $2.2 billion for LHA-6, $875 million for the Flats Sequencing Systems/ Postal Automation program, $623 million for the Unmanned Combat Air System Carrier Demonstration, $510 million for the DDG 1000 Zumwalt-class destroyer program, $270 million for the ICBM program, $227 million for the F-22 program, and $185 million for the Joint National Integration Center Research & Development program.

SCHEDULE 6
NORTHROP GRUMMAN CORPORATION
REALIGNED SELECTED OPERATING RESULTS
($ in millions, except per share)
(preliminary and unaudited)

	AS REPORTED(2)							REALIGNED(3)
	2006	2007					2008	2006	2007					2008
							Three Months							Three Months
	Total	Three Months Ended				Total	Ended	Total	Three Months Ended				Total	Ended
	Year	Mar 31	Jun 30	Sep 30	Dec 31	Year	Mar 31	Year	Mar 31	Jun 30	Sep 30	Dec 31	Year	Mar 31

NET SALES
Information & Services
Mission Systems	$5,494	$1,362	$1,542	$1,459	$1,568	$5,931	$1,545	$4,704	$1,159	$1,288	$1,249	$1,381	$5,077	$1,298
Information Technology	3,962	1,038	1,143	1,107	1,198	4,486	1,085	3,962	1,038	1,143	1,107	1,198	4,486	1,085
Technical Services	1,858	520	551	573	533	2,177	505	1,858	520	551	573	533	2,177	505

Total Information & Services	11,314	2,920	3,236	3,139	3,299	12,594	3,135	10,524	2,717	2,982	2,929	3,112	11,740	2,888

Aerospace
Integrated Systems	5,500	1,281	1,225	1,255	1,306	5,067	1,340	5,500	1,281	1,225	1,255	1,306	5,067	1,340
Space Technology	2,923	754	769	750	860	3,133	775	3,869	990	1,067	1,001	1,118	4,176	1,022

Total Aerospace	8,423	2,035	1,994	2,005	2,166	8,200	2,115	9,369	2,271	2,292	2,256	2,424	9,243	2,362

Electronics	6,543	1,587	1,720	1,673	1,926	6,906	1,555	6,267	1,528	1,628	1,577	1,795	6,528	1,555

Ships	5,321	1,156	1,359	1,469	1,804	5,788	1,264	5,321	1,156	1,359	1,469	1,804	5,788	1,264

Intersegment Eliminations	(1,488)	(358)	(383)	(358)	(371)	(1,470)	(345)	(1,490)	(358)	(383)	(360)	(370)	(1,471)	(345)

Total Sales and Service Revenue	$30,113	$7,340	$7,926	$7,928	$8,824	$32,018	$7,724	$29,991	$7,314	$7,878	$7,871	$8,765	$31,828	$7,724

SEGMENT OPERATING MARGIN

Information & Services
Mission Systems	$519	$119	$160	$144	$143	$566	$145	$451	$103	$142	$125	$138	$508	$128
Information Technology	342	86	90	72	81	329	89	342	86	90	72	81	329	89
Technical Services	120	28	32	28	32	120	26	120	28	32	28	32	120	26

Total Information & Services	981	233	282	244	256	1,015	260	913	217	264	225	251	957	243

Aerospace
Integrated Systems	551	160	149	145	137	591	170	551	160	149	145	137	591	170
Space Technology	245	59	69	59	74	261	65	311	73	90	79	87	329	82

Total Aerospace	796	219	218	204	211	852	235	862	233	239	224	224	920	252

Electronics	754	185	183	211	234	813	209	786	192	189	211	221	813	209

Ships	393	79	134	183	142	538	(218)	393	79	134	183	142	538	(218)

Intersegment Eliminations	(117)	(29)	(28)	(25)	(33)	(115)	(28)	(117)	(29)	(28)	(27)	(29)	(113)	(28)

Total Segment Operating Margin (1)	$2,807	$687	$789	$817	$810	$3,103	$458	$2,837	$692	$798	$816	$809	$3,115	$458

CONSOLIDATED HIGHLIGHTS

Income From Continuing Operations	$1,573	$390	$466	$490	$457	$1,803	$ 263	$1,593	$394	$472	$489	$456	$1,811	$ 263

Diluted Earnings per Share from Continuing Operations	$4.46	$1.11	$1.33	$1.41	$1.31	$5.16	$ .76	$4.51	$1.12	$1.35	$1.41	$1.31	$5.18	$ .76

Weighted Average Diluted Shares Outstanding, in millions	358.6	358.3	355.3	352.6	351.1	354.3	349.3	358.6	358.3	355.3	352.6	351.1	354.3	349.3

(1)	Non-GAAP measure. Management uses segment operating margin as an internal measure of financial performance for the individual business segments.

(2)	“As Reported” amounts are as of December 31, 2007, which reflect the results of Interconnect Technologies as a discontinued operation.

(3)	Reported amounts adjusted to reflect the Park Air / Remotec realignment, Missile Systems realignment, and the presentation of Electro-Optical Systems as a discontinued operation.

These events were previously reported in Schedule 6 of the Fourth Quarter and Year End December 2007, First Quarter 2008, and Second Quarter 2008 earnings releases.